NEWS RELEASE

Current Technology’s Celevoke Appoints Guy Fielder Chief Operating Officer

VANCOUVER, British Columbia – June 27, 2008 – Current Technology Corporation (OTCBB: CRTCF) today announced its 51% owned Texas-based subsidiary Celevoke, Inc. (“Celevoke”) has appointed technology industry veteran Guy L. Fielder to the position of Chief Operating Officer.  Celevoke CEO Chuck Allen said, “Guy has a stellar background in the technology industry, has excelled in large companies such as Compaq Computer, and founded and shepherded a number of successful early-stage technology ventures.  He is a true corporate culture evangelist, and we are delighted to welcome him to our team at this most propitious point in Celevoke’s development.”

A technically competent and enthusiastic entrepreneur, Guy has developed new technologies, products and businesses, led strategic planning and decision making, and implemented strategies, systems and processes to optimize performance, improve efficiency, and increase profitability.  His entrepreneurial spirit led him to early-stage companies.  He has started several new ventures and most recently founded SkyPort Global Communications, a global communications carrier providing managed end-to-end broadband, satellite and terrestrial communication services.  Awards included National Guard Bureau – Minute-Man-Award in 2006 for providing service and support “above and beyond the call of duty” during the hurricane season in 2005; World Teleport Association – Ranked #1 2006 Fast Twenty with 384% year over year growth; and World Teleport Association – 2004 Teleport Developer of the Year Award for Technical Excellence and Innovation.

Mr. Fielder earned fast-track advancement at Compaq Computer Corporation, and as Senior Project Manager, Portable Engineering (1986-1989) and Group Manager (1980-1991) led development of Portable Computers that contributed $2 billion in revenues for Compaq and ensured the company’s leadership in the Portable Computing arena.  Under his leadership, industry awards included “Portable Computer of the Year” and “Best PC Product of the Year”.  He served as primary representative for the Portables and Laptop Group to technology partners who subsequently developed enabling technologies for the next generation of computers; led establishment of South Korean manufacturing operations from local component purchase to final assembly, testing and shipping to local markets; and received “key employee” incentives every year from 1983-1991.

“This is a very exciting time for Celevoke and I am honored to have been chosen to help capitalize on the opportunity and help lead this rapid expansion.  We will strengthen our position as the market leader.  Not the low cost leader but the absolute best value combined with world class customer support,” stated Mr. Fielder.  “I believe my greatest skill is creating a culture where people excel.  A company succeeds or fails based on the efforts of its employees and those employees succeed or fail largely because of the culture that underpins every company’s mission and values.  A truly great corporate culture empowers every employee to feel ownership, passion, commitment and pride at being part of a great enterprise.  Much like the conductor of an orchestra, who may not play every instrument himself but who can pull others together to create a symphony, I am a virtuoso at creating an environment of respect, trust and open communication which brings out the best in people.”

Current Technology CEO Robert Kramer said, “Guy brings the expertise and track record of a senior technology industry veteran, along with the hands-on business experience of a seasoned operations executive.  He is an outstanding addition to our team.”

About Celevoke

Celevoke is poised to become a market leader in the projected $38.3 billion (by 2011) global market for Telematics (according to ABI Research), which is the integrated use of telecommunications and informatics. More specifically, it is the science of sending, receiving and storing information wirelessly via telecommunication devices. Celevoke has integrated Telematics and Global Positioning Systems (GPS) with sensing technology. This proprietary suite of hardware and software products enables users to remotely monitor, track, control and protect a wide variety of asset classes. Examples include people, automobiles and trucks, shipping containers and covert vehicles used for law enforcement and intelligence gathering in a global marketplace.

Forward Looking Statement

The news release contains forward-looking statements concerning the Company’s business operations, and financial performance and condition. When used in the news release the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to technological change, regulatory change, the general health of the economy and competitive factors. Many of these factors are beyond the Company’s control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements.

Contact:

CORPORATE:

Current Technology Corporation

Robert Kramer, 1-800-661-4247

or

INVESTOR RELATIONS:

Polestar Communications

Richard Hannon, 1-866-858-4100

or

Piedmont IR, LLC

Keith Fetter or Darren Bankston

678-455-3696